Exhibit 5.1






                                  July 10, 2001


Board of Directors
Viacom Inc.
1515 Broadway
New York, NY 10036

                    Viacom Inc. and Viacom International Inc.
                    -----------------------------------------

Ladies and Gentlemen:

                  We have acted as counsel for Viacom Inc. (the "Company") and Viacom International Inc. (the "Guarantor") in connection with the preparation of a registration statement on Form S-4 (the "Registration Statement") being filed with the Securities and Exchange Commission relating to the registration of the Company's 6.40% Senior Notes due 2006 (the "2006 Senior Notes"), its 7.70% Senior Notes due 2010 (the "2010 Senior Notes"), its 6.625% Senior Notes due 2011 (the "2011 Senior Notes") and its 7.875% Senior Debentures due 2030 (the "Senior Debentures", and together with the 2006 Senior Notes, the 2010 Senior Notes and the 2011 Senior Notes, the "Senior Securities") and the unconditional guarantees as to the payment of principal and interest on the Senior Securities by the Guarantor (the "Senior Guarantees"). Pursuant to the Registration Statement, the Company is offering to exchange (the "Exchange Offer") up to $403,075,000 aggregate principal amount of 2006 Senior Notes for a like amount of its outstanding 6.40% Senior Notes due 2006 (the "Original 2006 Notes"), up to $100,000,000 aggregate principal amount of 2010 Senior Notes for a like amount of its outstanding 7.70% Senior Notes due 2010 (the "Original 2010 Notes"), up to $1,000,000,000 aggregate principal amount of 2011 Senior Notes for a like amount of its outstanding 6.625% Senior Notes due 2011 (the "Original 2011 Notes") and up to $200,000 aggregate principal amount of Senior Debentures for a like amount of its outstanding 7.875% Senior Debentures due 2030 (the "Original Senior Debentures," and together with the Original 2006 Notes, the Original 2010 Notes and the Original 2011 Notes, the "Original Senior Securities") and to exchange the Senior Guarantees for the unconditional guarantees as to the payment of principal and interest on the Original Senior Securities by the Guarantor (the "Original Senior Guarantees"). The Senior Securities and the Senior Guarantees will be issued upon consummation of the Exchange Offer. The Original Senior Securities and Original Senior Guarantees were, and the Senior Securities and the Senior Guarantees will be, issued pursuant to an indenture, dated as of May 15, 1995, as supplemented by the First Supplemental Indenture dated as of May 24, 1995, as supplemented and amended by the Second Supplemental Indenture and Amendment No. 1 dated as of December 15, 1995, as supplemented by Third Supplemental Indenture dated as of July 22, 1996, as supplemented by the Fourth Supplemental Indenture dated as of August 1, 2000, as further supplemented by the Fifth Supplemental Indenture dated as of January 17, 2001, as further supplemented by the Sixth Supplemental Indenture dated as of May 17, 2001 and as further supplemented by the Seventh Supplemental Indenture dated as of May 31, 2001 (as so supplemented and amended, the "Indenture") among the Company, the Guarantor and Citibank N.A., as successor to State Street Bank and Trust Company and The First National Bank of Boston, trustee.

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                  In our capacity as counsel to the Company and the Guarantor we have examined (i) the Registration Statement, (ii) the Indenture and (iii) the originals, or copies identified to our satisfaction, of such corporate records of the Company and the Guarantor, certificates of public officials, officers of the Company and the Guarantor, and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and the Guarantor and others.

                  Our opinion set forth below is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States and we do not express any opinion herein concerning any other laws.

                  Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that when the Senior Securities and the Senior Guarantees have been duly authorized and executed by the Company and the Guarantor, respectively, the Senior Securities (to which the Senior Guarantees will be affixed) have been authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to holders tendering into the Exchange Offer in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, the Senior Securities and the Senior Guarantees will be legally issued and will constitute valid and binding obligations of the Company and the Guarantor, respectively, enforceable against the Company and the Guarantor, respectively, in accordance with their terms.

                  The opinion set forth above is subject, as to enforcement, to
(i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

                  We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in each of the two prospectuses included as part of the Registration Statement.


                                                       Very truly yours,



STG/JA/JJC/ASG

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